Exhibit 5.1

Tel-Aviv, April 4, 2005

AudioCodes Ltd.
1 Hayarden Street
Airport City, Lod 70151
Israel

Ladies and Gentlemen:

        We refer to the registration statement on Form F-3 to be filed by AudioCodes Ltd., an Israeli company (the “Company”), on or about April 4, 2005 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Registration Statement”). The Registration Statement relates to the offering by the selling securityholders, as described in the Registration Statement, of up to $125,000,000 aggregate principal amount of the Company’s 2.00% Senior Convertible Notes due 2024 (the “Notes”) and the Ordinary Shares, nominal value NIS 0.01 per share, of the Company (the “Shares”) issuable upon conversion of the Notes. The Notes were issued pursuant to the indenture (the “Indenture”), dated as of November 9, 2004, between the Company and U.S. Bank National Association, as Trustee.

        As special Israeli counsel to the Company in connection with the offering of the Notes and the Shares pursuant to the Registration Statement, we have examined such corporate records and documents and such questions of law as we have considered necessary or appropriate for the purpose of this opinion.

        Upon the basis of such examination, we are of the opinion that the Notes have been duly authorized for issuance under the law of Israel and are the legal, valid and binding obligations of the Company (subject to bankruptcy, insolvency and other laws which affect the rights of creditors generally), and that the Shares issuable upon conversion of the Notes have been duly authorized and reserved for issuance and when issued in accordance with the terms of the Notes and the Indenture and as set forth in the Registration Statement, such Shares will be validly issued, fully paid and non-assessable.

        We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the Prospectus contained in the Registration Statement and elsewhere in the Registration Statement and Prospectus.

Very truly yours, /S/ NASCHITZ, BRANDES & CO. —————————————— Naschitz, Brandes & Co.